UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Cross Shore Discovery Fund

2960 N. Meridian Street, Suite 300

Indianapolis, Indiana 46208

Telephone Number (including area code):

317-917-7000

Name and address of agent for service of process:

Neil Kuttner, President and Principal Executive Officer

Cross Shore Discovery Fund

2960 N. Meridian Street, Suite 300

Indianapolis, Indiana 46208

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES  ☒            NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Great Neck and the State of New York on the 11th day of June, 2014.

Cross Shore Discovery Fund

By:	/s/ Neil Kuttner
Neil Kuttner
Initial Trustee, Chief Executive Officer and President

Attest:	/s/ Scott Nussbaum
Scott Nussbaum